IDGB ACQUIRES HUNGRY MINDS.COM,

A LEADING ONLINE LEARNING MARKETPLACE

IDGB Gains Branded E-Learning Platform To Offer Online Content And Online Courses

Coupled With Its Best-Selling For Dummies®, Frommers® And Cliff Notes™ Brands

Strategic Highlights

  Brings Internet staff, proprietary online learning technology and industry expertise to IDGB

  New e-learning platform to translate IDGB's top brands and rich content into online, on-demand learning

  Expands IDGB's knowledge portfolio and product offerings to Fortune 1000 client and partner base

Foster City, Calif. - August 10, 2000 - IDG Books Worldwide, Inc. (Nasdaq: IDGB), a leading global knowledge company, today announced the acquisition of Hungry Minds in order to accelerate IDGB's online knowledge offerings. Hungry Minds is the one-stop online learning marketplace that provides over 17,000 courses and learning resources from its partnerships with leading companies, universities, professional and training organizations. Terms of the transaction were not disclosed.

Founded in San Francisco in April 1999, Hungry Minds launched a comprehensive learning and training strategy on the Web. The pioneer online learning company leverages a proprietary publishing architecture, an e-learning database and a comprehensive selection of online learning solutions for corporations, individuals and students --- from business and computer science to arts, humanities and sports.

Hungry Minds delivers thousands of quality university-level and professional development courses and services. The company has an impressive list of distribution and content partners that include Amazon.com, Dow Jones, eMind.com, Kaplan, Monster.com, NYU Online, Smart Money, UC Berkeley Extension and UCLA Extension.

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Comments From IDGB

"The Hungry Minds acquisition provides IDGB and its strategic partners the opportunity to expedite the distribution of IDGB branded content across a leading edge e-learning platform in a fast-growing market," said John Kilcullen, Chairman and CEO of IDGB. "The combination of IDGB's trusted brands, diverse content base and offline distribution network coupled with Hungry Minds' online learning expertise creates a compelling e-learning and marketing solution for a wide variety of current and new customers," continued Kilcullen.

According to Kilcullen, this acquisition is another step in IDGB's on-going transformation and commitment to becoming the leading global provider of lifelong learning solutions in both print and online formats.

The market for corporate training is rapidly growing, with industry reports indicating that Corporate America spent $63 billion in 1999 on educating and training its workforce. At $1.1 billion, e-learning occupied the fastest-growing fraction of the market. This multimedia approach to training has been migrating quickly to the Web. International Data Corporation, a research arm of IDGB's parent, International Data Group, forecasts that e-learning expenditures will grow by 79% compounded and will climb to $11.4 billion by 2003.

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Comments From Hungry Minds.com

Stuart Skorman, CEO and Founder of Hungry Minds, said, "This new e- learning platform offers customers the best lifelong learning brands in the content business. Together, we can move faster to satisfy the expanding demand for more comprehensive e-learning solutions and customized promotional opportunities. This is also a great opportunity for the valued team at Hungry Minds who share IDGB's vision of providing trusted, robust online courses and content for every taste and budget."

About IDG Books Worldwide

IDG Books Worldwide, Inc. (Nasdaq: IDGB), headquartered in Foster City, Calif., is a leading global, branded knowledge company with a diverse portfolio of technology, consumer and general how-to book brands, computer-based learning tools, Web sites and Internet e-services. IDGB's best-selling brands include For Dummies®, with close to 90 million books in print in over 30 languages, Frommer's® , Cliffs Notes™, Webster's New World™, Bibles, and Visual®. The company has more than 4,000 active titles, plus translations in 38 languages around the world including official technology publishing partnerships with AOL, Hewlett-Packard, Novell and SuSE and its consumer licenses include Betty Crocker's® and Weight Watchers®. IDGB's Web sites cliffsnotes.com, dummies.com and frommer's.com. More information about IDGB is available from the company's SEC filings or by visiting the company Web site at www.idgbooks.com. IDGB is a subsidiary of International Data Group, the world's leading IT media, research and exposition company.

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About Hungry Minds.com
Incorporated in February 1999, Hungry Minds.com, a privately held company based in San Francisco, is the leading online learning marketplace for adults, students and companies seeking personal enrichment, new skills or certification. Hungry Minds.com is an innovative Web site that provides recommendations on a customized database of over 17,000 quality online learning courses. The company has already secured over 90 partnerships with many top Internet, media and publishing companies, and prominent universities, including Dow Jones, Kaplan and UC Berkeley Extension. For more information, visit Hungry Minds.com's Web site at www.hungryminds.com.

This news release contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to, general business conditions in the book publishing industry, risks associated with acquisitions and the risk factors detailed from time to time in the Company's periodic reports and registration statements which are filed with the Securities and Exchange Commission.

Contact:

Andrea Burnett
Director of Public Relations
650-653-7142